Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 200	1331 Seventeenth Street, Suite 200
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2015 Second Quarter Financial Results

•	Increased net income by 34.1% in the second quarter 2015 as compared to the second quarter 2014
•	Improved return on average assets to 1.00% during the quarter as compared to 0.83% in the second quarter 2014
•	Grew net loans by 16.0% as compared to June 30, 2014
•	Expanded non-maturing deposit base by 10.1% as compared to June 30, 2014

DENVER, July 15, 2015 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced second quarter 2015 net income of $5.5 million or $0.26 per basic and diluted common share, an increase of $1.4 million or $0.07 per basic and diluted common share as compared to the second quarter 2014. For the six months ended June 30, 2015, net income was $10.6 million or $0.50 per basic and diluted common share, an increase of $2.9 million or $0.14 per basic and diluted common share as compared to the same period in 2014.

“Our continued focus on being a high performing community bank in the state of Colorado is reflected in our results this quarter,” said Paul W. Taylor, President and CEO. “Our net income grew by 34.1% in the quarter as compared to the same quarter in 2014 and we continue to experience strong loan growth across all lines of business as net loans grew by 29.3% on an annualized basis during the second quarter 2015. We are very pleased to have achieved an ROA of 1.00% and an efficiency ratio of 59.77% for the quarter, a significant accomplishment for any bank today. The Colorado economy continues to expand and the relationships we have built with our customers and communities enable us to identify opportunities to further support that growth. On June 30th, Guaranty Bank and Trust celebrated its 60th anniversary. We want to thank our customers and partners for the privilege of being a  part of their success and our stockholders for the investment they have made in us over these 60 years.”

The Company’s net income increased 34.1% or $1.4 million for the second quarter 2015 as compared to the same quarter in the prior year, due to a $1.4 million improvement in interest income,  a $0.4 million decrease in interest expense and a $0.6 million increase in noninterest income.  These increases were partially offset by an increase in income taxes due to the increase in pretax income. The $1.4 million increase in interest income was the result of a $218.6 million increase in average loans for the quarter ended June 30, 2015 as compared to the same quarter in 2014. The $0.6 million increase in noninterest income in the second quarter 2015, as compared to the second quarter 2014, was primarily due to a $0.4 million increase in investment management and trust income and a $0.2 million increase in bank-owned life insurance (BOLI) income.  The increase in investment management and trust income was primarily due to an increase in assets under management of $203.3 million, as compared to June 30, 2014, partially due to the July 2014 acquisition of Cherry Hills Investment Advisors (CHIA). The $0.4 million decrease in interest expense during the second quarter 2015, as compared to the same quarter in 2014, was primarily driven by the prepayment of $90.0 million of Federal Home Loan Bank (FHLB) term advances during the fourth quarter 2014.

For the six months ended June 30, 2015, net income increased 38.5% or $2.9 million, as compared to the same period in 2014, due to a $3.4 million increase in interest income, a $1.0 million decrease in interest expense, and a $1.0 million increase in noninterest income. These increases were partially offset by a $0.7 million increase in noninterest expense and an increase in income taxes due to the increase in pretax income. The $3.4 million increase in interest income was the result of a $208.6 million increase in average loans for the six months ended June 30, 2015 as compared to the same period in 2014. The $1.0 million decrease in interest expense was primarily related to the prepayment of certain FHLB term advances, as discussed above. The $1.0 million increase in noninterest income was mostly due to a $0.8 million increase in investment management and trust income, a $0.3 million increase in BOLI income and a $0.3 million increase in gains on sales of SBA loans during the six months ended June 30, 2015 as compared to the same period in 2014.

Key Financial Measures

Income Statement

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014

	(Dollars in thousands, except per share amounts)
Net income	$5,477	$5,084	$4,084	$10,561	$7,626
Earnings per common share - basic	$0.26	$0.24	$0.19	$0.50	$0.36
Return on average assets	1.00%	0.98%	0.83%	0.99%	0.79%
Return on average equity	10.29%	9.81%	8.24%	10.05%	7.84%
Net interest margin	3.67%	3.84%	3.66%	3.76%	3.67%
Efficiency ratio (1)	59.77%	62.82%	66.11%	61.28%	67.35%
________________

(1) The “efficiency ratio” equals noninterest expense adjusted to exclude amortization of intangible assets, prepayment penalties on long-term debt and impairment of long-lived assets divided by the sum of tax equivalent net interest income and tax equivalent noninterest income. To calculate tax equivalent net interest income and noninterest income, the interest earned on tax exempt loans and investment securities and the income earned on bank-owned life insurance has been adjusted to reflect the amount that would have been earned had these investments been subject to normal income taxation.

Balance Sheet

	June 30,	December 31,	Percent	June 30,	Percent
	2015	2014	Change	2014	Change
	(Dollars in thousands, except per share amounts)
Total investments	$442,794	$449,482	(1.5)%	$465,717	(4.9)%
Total loans, net of unearned loan fees	1,668,658	1,541,434	8.3%	1,438,089	16.0%
Allowance for loan losses	(22,850)	(22,490)	1.6%	(22,155)	3.1%
Total assets	2,269,536	2,124,778	6.8%	2,038,890	11.3%
Total deposits	1,741,999	1,685,324	3.4%	1,552,676	12.2%
Book value per common share	9.84	9.57	2.8%	9.27	6.1%
Tangible book value per common share	9.56	9.24	3.5%	9.03	5.9%
Equity ratio - GAAP	9.42%	9.74%	(3.3)%	9.87%	(4.6)%
Tangible common equity ratio	9.18%	9.43%	(2.7)%	9.64%	(4.8)%
Total risk-based capital ratio	13.34%	13.85%	(3.7)%	14.39%	(7.3)%
Assets under management	$708,610	$683,138	3.7%	$505,342	40.2%

Net Interest Income and Margin

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014

	(Dollars in thousands)
Net interest income	$18,940	$18,777	$17,065	$37,717	$33,324
Average earning assets	2,069,468	1,980,717	1,870,508	2,025,337	1,829,276
Interest rate spread	3.54%	3.72%	3.47%	3.62%	3.48%
Net interest margin	3.67%	3.84%	3.66%	3.76%	3.67%
Net interest margin, fully tax equivalent	3.75%	3.93%	3.75%	3.84%	3.76%
Average cost of interest-bearing liabilities
(including noninterest-bearing deposits)	0.25%	0.23%	0.37%	0.24%	0.38%
Average cost of deposits
(including noninterest-bearing deposits)	0.18%	0.16%	0.15%	0.17%	0.15%

During the second quarter 2015, net interest income increased $1.9 million, as compared to the same quarter in the prior year, due to a $1.4 million increase in interest income and a $0.4 million decrease in interest expense. Interest income increased mostly due to a 15.6% increase in average loan balances. Interest expense decreased primarily due to the prepayment of certain FHLB term advances in the fourth quarter 2014. The net interest margin increased to 3.67% during the second quarter of 2015, as compared to 3.66% during the same quarter in 2014.

As compared to the first quarter 2015, net interest income increased $0.2 million due to a $0.3 million increase in interest income, partially offset by a $0.1 million increase in interest expense. The increase in interest income during the second quarter 2015, as compared to the first quarter 2015, was due to an $88.8 million increase in average loan balances, partially offset by lower loan yields. The increase in interest expense during the second quarter 2015, as compared to the first quarter 2015, was due to a $100.8 million increase in average interest-bearing liabilities required to fund loan growth. During the second quarter 2015, the net interest margin decreased 17 basis points, as compared to the first quarter 2015, largely due to fees recognized on the prepayment of loans during the first quarter 2015.

For the six months ended June 30, 2015, net interest income increased $4.4 million as compared to the same period in 2014 due to a $3.4 million increase in interest income and a $1.0 million decrease in interest expense. The year-to-date increase in interest income was driven by a $208.6 million increase in average loan balances, as compared to the same period in 2014. The decline in interest expense during the first six months of 2015, as compared to the same period in 2014, was primarily due to the prepayment of certain FHLB term advances in the fourth quarter 2014. During the six months ended June 30, 2015, the net interest margin increased nine basis points to 3.76% as compared to 3.67% for the same period in 2014. The increase in the net interest margin was mostly due to the decrease in the cost of average interest-bearing liabilities due to the prepayment of certain FHLB term advances, as discussed above.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014

	(In thousands)
Noninterest income:
Deposit service and other fees	$2,338	$2,035	$2,352	$4,373	$4,418
Investment management and trust	1,338	1,334	962	2,672	1,870
Increase in cash surrender value of
life insurance	461	408	293	869	586
Gain on sale of securities	-	-	-	-	25
Gain on sale of SBA loans	169	280	28	449	165
Other	98	58	202	156	431
Total noninterest income	$4,404	$4,115	$3,837	$8,519	$7,495

Noninterest income increased $0.6 million to $4.4 million, as compared to $3.8 million in the second quarter 2014, and increased $0.3 million from $4.1 million in the first quarter 2015.

The $0.6 million increase in noninterest income in the second quarter 2015, as compared to the same quarter in 2014, was mostly due to a $0.4 million increase in investment management and trust income and a $0.2 million increase in BOLI income.  Total assets under management at June 30, 2015 were $708.6 million, an increase of $203.3 million, or 40.2%, as compared to June 30, 2014. In July 2014, we acquired CHIA which had assets under management of $178.5 million at acquisition. The increase in BOLI income was due to the purchase of an additional $15.0 million in BOLI subsequent to June 30, 2014.

The $0.3 million increase in noninterest income in the second quarter 2015, as compared to the first quarter 2015, was due to an increase in deposit service and other fees driven by increases in commercial account analysis fees and debit card activity.

For the six months ended June 30, 2015, noninterest income increased $1.0 million to $8.5 million as compared to $7.5 million for the same period in 2014. The increase in noninterest income was due to a $0.8 million increase in investment management and trust income, a $0.3 increase in BOLI income and a $0.3 million increase in gains on sales of SBA loans. The increases in noninterest income were partially offset by a $0.2 million decrease in customer interest rate swap income.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014

	(In thousands)
Noninterest expense:
Salaries and employee benefits	$7,999	$8,604	$8,122	$16,603	$16,197
Occupancy expense	1,630	1,697	1,633	3,327	3,181
Furniture and equipment	736	730	673	1,466	1,368
Amortization of intangible assets	496	495	591	991	1,182
Other real estate owned	54	41	22	95	78
Insurance and assessment	626	565	605	1,191	1,185
Professional fees	853	829	811	1,682	1,703
Impairment of long-lived assets	122	-	110	122	110
Other general and administrative	2,440	2,309	2,348	4,749	4,549
Total noninterest expense	$14,956	$15,270	$14,915	$30,226	$29,553

Noninterest expense decreased $0.3 million to $15.0 million, as compared to $15.3 million in the first quarter 2015, and was relatively flat as compared to the second quarter 2014. The Company’s tax equivalent efficiency ratio improved 305 basis points to 59.77% for the quarter ended June 30, 2015, as compared to 62.82% for the quarter ended March 31, 2015, and improved 634 basis points as compared to 66.11% for the quarter ended June 30, 2014.

During the second quarter 2015, noninterest expense declined $0.3 million as compared to the first quarter 2015, mostly due to a $0.6 million decrease in salaries and employee benefits due to a decline in payroll taxes related to the timing of the annual payroll cycle and a reduction in full-time equivalent employees. The decrease in salaries and employee benefits was partially offset by smaller increases in other noninterest expense categories including a $0.1 million impairment of long-lived assets related to the sale of one of our former branch locations during the second quarter 2015.

For the six months ended June 30, 2015, noninterest expense was $30.2 million, as compared to $29.6 million for the same period in 2014. The increase in noninterest expense for the first six months of 2015, as compared to the same period in 2014, included a $0.4 million increase in salaries and employee benefits and a $0.2 million increase in other general and administrative expenses. The increase in salaries and employee benefits during the first six months of 2015, as compared to the same period in the prior year, was primarily the result of new positions within our wealth management, healthcare and equipment finance lending and compliance groups and annual salary increases for 2015.

Balance Sheet

	June 30,	December 31,	Percent	June 30,	Percent
	2015	2014	Change	2014	Change
	(Dollars in thousands)
Total assets	$2,269,536	$2,124,778	6.8%	$2,038,890	11.3%
Average assets, quarter-to-date	2,199,723	2,067,371	6.4%	1,985,157	10.8%
Total loans, net of unearned loan fees	1,668,658	1,541,434	8.3%	1,438,089	16.0%
Total deposits	1,741,999	1,685,324	3.4%	1,552,676	12.2%

Equity ratio - GAAP	9.42%	9.74%	(3.3)%	9.87%	(4.6)%
Tangible common equity ratio	9.18%	9.43%	(2.7)%	9.64%	(4.8)%

At June 30, 2015, the Company had total assets of $2.3 billion, reflecting a $144.8 million increase compared to December 31, 2014 and a $230.6 million increase compared to June 30, 2014. The increase in total assets during the six months ended June 30, 2015 includes a $127.2 million increase in net loans and a $22.7 million increase in cash. The growth in total assets for the first six months of 2015 was funded by $56.7 million in deposit growth and an additional $100.3 million in borrowings. As compared to June 30, 2014 the increase of $230.6 million in total assets was due to a  $230.6 million increase in net loans and a $16.3 million increase in BOLI, funded by a $189.3 million increase in deposits, a $29.9 million increase in borrowings and a $22.9 million decrease in investments.

The following table sets forth the amount of loans outstanding at the dates indicated:

	June 30,	March 31,	December 31,	June 30,
	2015	2015	2014	2014
	(In thousands)
Loans held for sale	$423	$700	$-	$255
Commercial and residential real estate	1,146,508	1,055,219	1,049,315	949,148
Construction	85,516	72,505	66,634	78,394
Commercial	333,860	326,679	324,057	307,629
Agricultural	12,380	10,625	10,625	11,246
Consumer	61,870	60,008	60,155	59,610
SBA	26,975	27,419	30,025	31,748
Other	1,299	2,133	1,002	871
Total gross loans	1,668,831	1,555,288	1,541,813	1,438,901
Unearned loan fees	(173)	(134)	(379)	(812)
Loans, net of unearned loan fees	$1,668,658	$1,555,154	$1,541,434	$1,438,089

The following table presents the changes in our loan balances at the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(In thousands)
Beginning balance	$1,555,154	$1,541,434	$1,482,268	$1,438,089	$1,362,312
New credit extended	169,687	95,738	106,718	93,215	107,484
Net existing credit advanced	83,792	57,900	71,815	78,829	54,169
Net pay-downs and maturities	(138,770)	(141,983)	(119,854)	(127,633)	(87,095)
Charge-offs and other	(1,205)	2,065	487	(232)	1,219
Loans, net of unearned loan fees	$1,668,658	$1,555,154	$1,541,434	$1,482,268	$1,438,089

Net change - loans outstanding	$113,504	$13,720	$59,166	$44,179	$75,777

During the second quarter 2015 loans, net of unearned fees increased $113.5 million which was comprised of a $91.3 million increase in commercial and residential real estate, a $13.0 million increase in construction loans and a $7.2 million increase in commercial loans. Second quarter 2015 net loan growth consisted of $253.5 million in new loans and net existing credit advanced, partially offset by $138.8 million in net loan pay-downs and maturities. In addition to contractual loan principal payments and maturities, the second quarter 2015 included $36.1 million in pay-offs due to our strategic decision to not match more aggressive financing terms offered by competitors, $13.0 million in pay-downs of energy-related loans,  $12.2 million in early payoffs related to the sale of the borrower’s assets, $8.8 million in pay-downs related to revolving line of credit fluctuations, $6.1 million in early payoffs of jumbo mortgages and $2.7 million in pay-downs on classified or watch loans.

During the second quarter 2015, we proactively reduced our direct exposure to the energy industry, realizing reductions of 35.4% or $22.2 million in commitments and 29.1% or $13.0 million in outstanding loan balances.  Our current energy portfolio totals $31.8 million in outstanding loan balances, which is less than 2.0% of our total loan portfolio. At June 30, 2015, the energy portfolio was comprised primarily of exploration and production loans, with relatively equal exposure to oil and natural gas.

For the twelve months ended June 30, 2015, loans net of unearned fees increased by $230.6 million, or 16.0%. Net loan growth was comprised of a $197.4 million increase in commercial and residential real estate loans and a $26.2 million increase in commercial loans. The growth in loans was both the result of development of new customer relationships and growth in existing customer relationships. The utilization rate on commercial lines of credit of 41.0% at June 30, 2015 was relatively consistent with the rate at December 31, 2014 and June 30, 2014.

At June 30, 2015, 1-4 family residential real estate loans grew $25.1 million to $273.4 million as compared to $248.3 million at June 30, 2014 mostly due to growth in jumbo mortgage loans.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	June 30,	March 31,	December 31,	June 30,
	2015	2015	2014	2014
	(In thousands)
Noninterest-bearing demand	$622,364	$659,765	$654,051	$577,062
Interest-bearing demand and NOW	379,495	356,573	326,748	326,900
Money market	362,798	370,705	374,063	341,962
Savings	139,305	141,948	138,588	119,996
Time	238,037	192,890	191,874	186,756
Total deposits	$1,741,999	$1,721,881	$1,685,324	$1,552,676

Non-maturing deposits increased $10.5 million in the second quarter 2015 as compared to the fourth quarter 2014, and increased $138.0 million, or 10.1%, as compared to the second quarter 2014. At June 30, 2015, noninterest-bearing deposits as a percentage of total deposits were 35.7% as compared to 38.8% at December 31, 2014 and 37.2% at June 30, 2014.

During the second quarter 2015, securities sold under agreements to repurchase decreased by $17.7 million as compared to December 31, 2014, and decreased by $5.9 million as compared to June 30, 2014.

Total FHLB borrowings were $260.6 million at June 30, 2015 consisting of $190.6 million of overnight advances on our line of credit and $70.0 million in term notes. At December 31, 2014, total FHLB borrowings consisted of $140.3 million in overnight advances and $20.0 million in term advances. The increase in total FHLB borrowings at June 30, 2015, as compared to December 31, 2014, was required to fund loan growth during the first six months of 2015.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and our subsidiary bank, Guaranty Bank and Trust Company (“Bank”) as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at June 30, 2015	Ratio at December 31, 2014	Minimum Capital Requirement at June 30, 2015	Minimum Requirement for "Well-Capitalized" Institution at June 30, 2015
Common Equity Tier 1 Risk-Based Capital Ratio
Consolidated	10.97%	N/A	4.50%	N/A
Guaranty Bank and Trust Company	11.75%	N/A	4.50%	6.50%

Tier 1 Risk-Based Capital Ratio
Consolidated	12.16%	12.60%	6.00%	N/A
Guaranty Bank and Trust Company	11.75%	12.33%	6.00%	8.00%

Total Risk-Based Capital Ratio
Consolidated	13.34%	13.85%	8.00%	N/A
Guaranty Bank and Trust Company	12.92%	13.58%	8.00%	10.00%

Leverage Ratio
Consolidated	10.86%	11.10%	4.00%	N/A
Guaranty Bank and Trust Company	10.50%	10.86%	4.00%	5.00%

At June 30, 2015, all our regulatory capital ratios remain well above minimum requirements for a “well-capitalized” institution. Our ratios decreased as compared to our ratios at December 31, 2014 primarily due to an increase in risk-weighted assets during the period, driven by loan growth during the first six months of 2015 as well as new risk-weighting requirements under the final rule on Enhanced Regulatory Capital Standards, commonly referred to as Basel III, which became effective in the first quarter of 2015.

Asset Quality

The following table presents select asset quality data as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(Dollars in thousands)
Nonaccrual loans and leases	$13,192	$13,266	$12,617	$13,237	$13,884
Accruing loans past due 90 days or more (1)	-	-	-	-	-

Total nonperforming loans (NPLs)	$13,192	$13,266	$12,617	$13,237	$13,884
Other real estate owned and foreclosed assets	1,503	2,175	2,175	3,526	4,373

Total nonperforming assets (NPAs)	$14,695	$15,441	$14,792	$16,763	$18,257

Total classified assets	$31,762	$28,637	$27,271	$32,578	$35,010

Accruing loans past due 30-89 days (1)	$1,487	$8,368	$1,381	$458	$1,236

Charged-off loans	$48	$49	$73	$80	$63
Recoveries	(285)	(82)	(214)	(278)	(644)
Net charge-offs	$(237)	$(33)	$(141)	$(198)	$(581)

Provision (credit) for loan losses	$113	$(23)	$(1)	$(3)	$24

Allowance for loan losses	$22,850	$22,500	$22,490	$22,350	$22,155

Selected ratios:
NPLs to loans, net of unearned loan fees (2)	0.79%	0.85%	0.82%	0.89%	0.97%
NPAs to total assets	0.65%	0.72%	0.70%	0.81%	0.90%
Allowance for loan losses to NPLs	173.21%	169.61%	178.25%	168.84%	159.57%
Allowance for loan losses to loans, net of
unearned loan fees (2)	1.37%	1.45%	1.46%	1.51%	1.54%
Loans 30-89 days past due to loans, net of
unearned loan fees (2)	0.09%	0.54%	0.09%	0.03%	0.09%
Texas ratio (3)	5.80%	6.07%	6.01%	6.89%	7.60%
Classified asset ratio (4)	13.87%	11.26%	11.08%	13.39%	14.58%

______________________________________

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2)Loans, net of unearned loan fees, exclude loans held for sale.

(3)Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.

(4)Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans held for investment by class as of the dates indicated:

June 30, 2015	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$1,114	$-	$11,556	$12,670	$1,146,389
Construction	-	-	986	986	85,507
Commercial	370	-	-	370	333,825
Consumer	3	-	498	501	61,864
Other	-	-	152	152	40,650
Total	$1,487	$-	$13,192	$14,679	$1,668,235

December 31, 2014	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$92	$-	$11,872	$11,964	$1,049,057
Construction	-	-	-	-	66,618
Commercial	1,080	-	18	1,098	323,977
Consumer	66	-	559	625	60,140
Other	143	-	168	311	41,642
Total	$1,381	$-	$12,617	$13,998	$1,541,434

During the second quarter 2015, nonperforming assets decreased by $0.7 million from March 31, 2015 and decreased $3.6 million from June 30, 2014. The decrease in nonperforming assets during the second quarter 2015 was primarily the result of the sale of three OREO properties. Nonperforming loans at June 30, 2015 include one out-of-state loan participation with a balance of $9.7 million.

At June 30, 2015, classified assets represent 13.9% of bank-level Tier 1 risk-based capital plus allowance for loan losses as compared to 11.3% at March 31, 2015 and 14.6% at June 30, 2014. The increase in this ratio during the second quarter 2015 was primarily the result of the downgrade of a $4.3 million syndicated national credit in our energy portfolio to a substandard classification. We expect that the principal balance of this loan will be fully recovered.

Net recoveries in the second quarter 2015 were $0.2 million as compared to an immaterial level of net recoveries in the first quarter 2015 and net recoveries of $0.6 million in the second quarter 2014. During the quarter ended June 30, 2015, the Bank recorded a provision for loan losses of $0.1 million as compared to the immaterial credit provision recorded during the first quarter 2015 and the immaterial provision for loan losses recorded in the second quarter 2014. The Bank considered recoveries, historical charge-offs, level of nonperforming loans, loan growth and other factors when determining the adequacy of the allowance for loan losses and the resulting amount of loan loss provision to be recognized during the quarter.

Shares Outstanding

As of June 30, 2015, the Company had 21,729,999 shares of common stock outstanding, consisting of 20,710,999 shares of voting common stock, of which 654,972 shares were in the form of unvested stock awards, and 1,019,000 shares of non-voting common stock.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, pre-tax operating earnings adjusted for (if any) provision (credit) for loan losses, OREO expenses, debt termination expense, impairments of long-lived assets, acquisition, reorganization and integration costs and securities gains and losses.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP pre-tax operating earnings to GAAP net income before income taxes as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014

	(Dollars in thousands, except per share amounts)
Income before income taxes	$8,275	$7,645	$5,963	$15,920	$11,248
Adjusted for:
Provision (credit) for loan losses	113	(23)	24	90	18
Expenses (gains) related to other real
estate owned, net	54	41	22	95	78
Impairment of long-lived assets	122	-	110	122	110
Gain on sale of securities	-	-	-	-	(25)
Pre-tax operating earnings	$8,564	$7,663	$6,119	$16,227	$11,429

Weighted basic average common
shares outstanding:	21,070,199	21,037,325	20,959,337	21,053,853	20,947,880
Fully diluted average common
shares outstanding:	21,200,438	21,165,433	21,059,884	21,191,277	21,054,280

Pre-tax operating earnings per common
share–basic:	$0.41	$0.36	$0.29	$0.77	$0.55
Pre-tax operating earnings per common
share–diluted:	$0.40	$0.36	$0.29	$0.77	$0.54

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share
	June 30,	December 31,	June 30,
	2015	2014	2014
	(Dollars in thousands, except per share amounts)
Total stockholders' equity	$213,839	$206,939	$201,300
Less: Intangible assets	(6,163)	(7,154)	(5,348)
Tangible common equity	$207,676	$199,785	$195,952

Number of common shares outstanding	21,729,999	21,628,873	21,707,609

Book value per common share	$9.84	$9.57	$9.27
Tangible book value per common share	$9.56	$9.24	$9.03

Tangible Common Equity Ratio
	June 30,	December 31,	June 30,
	2015	2014	2014
	(Dollars in thousands)
Total stockholders' equity	$213,839	$206,939	$201,300
Less: Intangible assets	(6,163)	(7,154)	(5,348)
Tangible common equity	$207,676	$199,785	$195,952

Total assets	$2,269,536	$2,124,778	$2,038,890
Less: Intangible assets	(6,163)	(7,154)	(5,348)
Tangible assets	$2,263,373	$2,117,624	$2,033,542

Equity ratio - GAAP (total stockholders'
equity / total assets)	9.42%	9.74%	9.87%
Tangible common equity ratio (tangible
common equity / tangible assets)	9.18%	9.43%	9.64%

About Guaranty Bancorp

Guaranty Bancorp is a $2.3 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates, including the impact of global and national economic conditions on our local economy; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; failure to recognize expected cost savings; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; changes in oil and natural gas prices; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K/A filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	June 30,	December 31,	June 30,
	2015	2014	2014
	(In thousands)
Assets
Cash and due from banks	$55,169	$32,441	$44,124

Securities available for sale, at fair value	283,496	346,146	355,477
Securities held to maturity	138,514	88,514	92,447
Bank stocks, at cost	20,784	14,822	17,793
Total investments	442,794	449,482	465,717

Loans held for sale	423	-	255

Loans, held for investment, net of unearned loan fees	1,668,235	1,541,434	1,437,834
Less allowance for loan losses	(22,850)	(22,490)	(22,155)
Net loans, held for investment	1,645,385	1,518,944	1,415,679

Premises and equipment, net	48,375	45,937	46,929
Other real estate owned and foreclosed assets	1,503	2,175	4,373
Other intangible assets, net	6,163	7,154	5,348
Bank owned life insurance	48,159	42,456	31,894
Other assets	21,565	26,189	24,571
Total assets	$2,269,536	$2,124,778	$2,038,890

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$622,364	$654,051	$577,062
Interest-bearing demand and NOW	379,495	326,748	326,900
Money market	362,798	374,063	341,962
Savings	139,305	138,588	119,996
Time	238,037	191,874	186,756
Total deposits	1,741,999	1,685,324	1,552,676
Securities sold under agreement to repurchase and
federal funds purchased	15,832	33,508	21,744
Federal Home Loan Bank term notes	70,000	20,000	110,000
Federal Home Loan Bank line of credit borrowing	190,550	140,300	120,650
Subordinated debentures	25,774	25,774	25,774
Interest payable and other liabilities	11,542	12,933	6,746
Total liabilities	2,055,697	1,917,839	1,837,590

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	710,905	709,365	707,619
Accumulated deficit	(389,824)	(396,172)	(399,962)
Accumulated other comprehensive loss	(3,797)	(3,127)	(3,522)
Treasury stock	(103,445)	(103,127)	(102,835)
Total stockholders’ equity	213,839	206,939	201,300
Total liabilities and stockholders’ equity	$2,269,536	$2,124,778	$2,038,890

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$17,114	$15,438	$33,920	$30,172
Investment securities:
Taxable	2,078	2,376	4,201	4,708
Tax-exempt	712	671	1,414	1,316
Dividends	253	239	475	408
Federal funds sold and other	2	2	3	3
Total interest income	20,159	18,726	40,013	36,607
Interest expense:
Deposits	750	570	1,418	1,150
Securities sold under agreement to repurchase and
federal funds purchased	9	10	20	18
Borrowings	258	882	457	1,718
Subordinated debentures	202	199	401	397
Total interest expense	1,219	1,661	2,296	3,283
Net interest income	18,940	17,065	37,717	33,324
Provision for loan losses	113	24	90	18
Net interest income, after provision for loan losses	18,827	17,041	37,627	33,306
Noninterest income:
Deposit service and other fees	2,338	2,352	4,373	4,418
Investment management and trust	1,338	962	2,672	1,870
Increase in cash surrender value of life insurance	461	293	869	586
Gain on sale of securities	-	-	-	25
Gain on sale of SBA loans	169	28	449	165
Other	98	202	156	431
Total noninterest income	4,404	3,837	8,519	7,495
Noninterest expense:
Salaries and employee benefits	7,999	8,122	16,603	16,197
Occupancy expense	1,630	1,633	3,327	3,181
Furniture and equipment	736	673	1,466	1,368
Amortization of intangible assets	496	591	991	1,182
Other real estate owned, net	54	22	95	78
Insurance and assessments	626	605	1,191	1,185
Professional fees	853	811	1,682	1,703
Impairment of long-lived assets	122	110	122	110
Other general and administrative	2,440	2,348	4,749	4,549
Total noninterest expense	14,956	14,915	30,226	29,553
Income before income taxes	8,275	5,963	15,920	11,248
Income tax expense	2,798	1,879	5,359	3,622
Net income	$5,477	$4,084	$10,561	$7,626

Earnings per common share–basic:	$0.26	$0.19	$0.50	$0.36
Earnings per common share–diluted:	0.26	0.19	0.50	0.36

Dividend declared per common share:	$0.10	$0.05	$0.20	$0.10

Weighted average common shares outstanding-basic:	21,070,199	20,959,337	21,053,853	20,947,880
Weighted average common shares outstanding-diluted:	21,200,438	21,059,884	21,191,277	21,054,280

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014

	(In thousands)
Assets
Interest earning assets
Loans, net of unearned loan fees	$1,618,430	$1,529,619	$1,399,857	$1,574,269	$1,365,695
Securities	449,060	448,764	468,550	448,913	461,535
Other earning assets	1,978	2,334	2,101	2,155	2,046
Average earning assets	2,069,468	1,980,717	1,870,508	2,025,337	1,829,276
Other assets	130,255	128,049	114,649	129,157	117,404
Total average assets	$2,199,723	$2,108,766	$1,985,157	$2,154,494	$1,946,680

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$634,824	$647,184	$560,735	$640,970	$554,538
Interest-bearing deposits	1,075,022	1,045,330	959,588	1,060,258	960,013
Average deposits	1,709,846	1,692,514	1,520,323	1,701,228	1,514,551
Other interest-bearing liabilities	263,702	192,618	258,388	228,357	227,457
Other liabilities	12,630	13,524	7,694	13,072	8,556
Total average liabilities	1,986,178	1,898,656	1,786,405	1,942,657	1,750,564
Average stockholders’ equity	213,545	210,110	198,752	211,837	196,116
Total average liabilities and stockholders’ equity	$2,199,723	$2,108,766	$1,985,157	$2,154,494	$1,946,680